Exhibit 99.2

CONTACT:

Rob Jorgenson

S&T Bank

rob.jorgenson@stbank.net

724-465-5448

FOR IMMEDIATE RELEASE

S&T BANCORP, INC. AND INTEGRITY BANCSHARES, INC. ANNOUNCE MERGER

INDIANA, Pa. – October 30, 2014 – S&T Bancorp, Inc. (NASDAQ: STBA) a full-service financial institution with assets of $4.9 billion, branch locations in 12 Pennsylvania counties and loan production offices in northeast and central Ohio, and Integrity Bancshares, Inc. (OTCQB: ITBC) jointly announced today the signing of a definitive merger agreement pursuant to which S&T Bancorp will acquire Integrity Bancshares, Inc. for $52.50 per share in a 80 percent stock and 20 percent cash transaction. The transaction will have an aggregate value of approximately $155 million. Integrity Bancshares, headquartered in Camp Hill, Pennsylvania, has assets of $860 million and operates eight branches in four counties. The merger will expand S&T Bancorp’s footprint into south-central Pennsylvania including Lancaster, York, Dauphin and Cumberland counties. On a combined basis, S&T Bancorp will have approximately $5.8 billion in total assets.

“I am extremely excited to announce our merger with Integrity Bank. Our partnership with Integrity is appealing to us because of its close similarities to S&T Bank, both in how we approach business and in how our cultures align,” said Todd Brice, President and CEO of S&T Bancorp. “Integrity is the best performing bank in south-central Pennsylvania and is well positioned in a high-growth market. They have a seasoned staff and experienced management team and we’re really looking forward to partnering with them and working together to expand our presence in south-central Pennsylvania. “

“For more than 11 years Integrity Bank has held a reputation for delivering more, faster and better banking in Lancaster, York, Dauphin and Cumberland counties,” said James T. Gibson, Chairman, President and CEO of Integrity Bancshares, Inc. “Our performance and steady growth have been a result of our business model and a reflection of our Board, shareholders, employees and customers who have believed in and trusted us with their financial needs. S&T Bank shares those same values, and I’m confident that our customers will see that once this merger is completed and that they will be pleased with the additional financial products and services offered by S&T Bank.”

Jim Gibson as well as another board member of Integrity Bancshares, yet to be determined will be joining the S&T board of directors. Four of Integrity Bancshares’ key executives, Thomas Sposito, William Poole, Dennis Ginder and Jordan Space have entered into employment agreements ensuring that Integrity Bank’s senior management team will remain intact following the transaction. Additionally, Integrity Bancshares’ name will be maintained as “Integrity Bank – A Division of S&T Bank” to continue to build upon Integrity Bank’s strong growth momentum.

Under the terms of the merger agreement which has been unanimously approved by the boards of directors of both companies, S&T Bancorp will acquire Integrity Bancshares for a total purchase price of approximately $155 million. Shareholders of Integrity Bancshares will have the opportunity to elect to receive $52.50 per share in cash or 2.0627 shares of S&T Bancorp common stock for each share of Integrity Bancshares they own. The merger agreement provides for proration procedures intended to ensure that, in the aggregate, at least 80 percent of the Integrity Bancshares common shares outstanding will be exchanged for S&T Bancorp common stock. The transaction is expected to be a tax-free exchange to the extent shareholders of Integrity Bancshares receive stock in exchange for their shares.

S&T Bancorp expects the merger to be accretive to earnings per share in 2015, inclusive of one-time costs. S&T Bancorp and Integrity Bancshares expect to complete the transaction in the first quarter of 2015, after satisfaction of customary closing conditions, including regulatory approvals and the approval of the shareholders of Integrity Bancshares.

Keefe, Bruyette & Woods, Inc. acted as financial advisor to S&T Bancorp, Inc. and Sandler O’Neill + Partners, L.P. to Integrity Bancshares, Inc. Arnold & Porter LLP served as legal counsel for S&T Bancorp, Inc. and Rhoads & Sinon LLP for Integrity Bancshares, Inc.

S&T Bancorp will host a conference call live over the internet to discuss details of the merger. The public is invited to listen.

PERTINENT USER INFORMATION FOR CONFERENCE CALL:

What:	S&T Bancorp, Inc. Conference Call

When:	10:30 a.m. ET, Thursday, October 30, 2014

Where:	S&T Bank’s Investor Relations webpage

http://www.stbancorp.com

How:	Live over the Internet.

To access the webcast, go to S&T Bancorp’s webpage at the address listed above and click on “Events & Presentations.” Select “S&T Bancorp/Integrity Bancshares Merger

Conference Call” and follow the instructions. Participants are asked to access the webcast approximately 5 minutes prior to the beginning of the discussion. After the live presentation, the webcast will be archived on this website for at least 90 days. A replay of the call will also be available until November 6, 2014, by dialing 1.877.660.6853; the Conference ID # is 13594599.

To Ask Questions:

Prior to the webcast, please email questions to investor.relations@stbank.net. Also, participants who log into the conference call will have an opportunity to email their questions directly from the webpage beginning at 10:25 a.m. ET until the conclusion of the presentation.

About S&T Bancorp:

Headquartered in Indiana, Pa., S&T Bancorp, Inc. operates offices within Allegheny, Armstrong, Blair, Butler, Cambria, Centre, Clarion, Clearfield, Indiana, Jefferson, Washington and Westmoreland counties, as well as loan production offices in Northeast and Central Ohio. With assets of $4.9 billion, S&T Bancorp, Inc. stock trades on the NASDAQ Global Select Market under the symbol STBA. For more information, visit http://www.stbancorp.com.

About Integrity Bank:

Integrity Bank, headquartered in Camp Hill, Pa., officially opened on June 7, 2003. Today, this record-setting financial institution boasts over $860 million in total assets, has branch offices in Cumberland, Dauphin, York and Lancaster counties, and holds claim to the title of “Pennsylvania’s Most Successful Banking Franchise.”

In connection with the proposed merger, S&T Bancorp will file with the Securities and Exchange Commission a registration statement on Form S-4 that will include a proxy statement/prospectus for the shareholders of Integrity Bancshares. S&T Bancorp also plans to file other documents with the SEC regarding the proposed merger transaction with Integrity Bancshares. This news release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed merger, Integrity Bancshares will mail the final proxy statement/prospectus to its shareholders. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement/prospectus, as well as other filings containing information about S&T Bancorp will be available without charge, at the SEC’s Internet site (http://www.sec.gov). Copies of the proxy statement/prospectus can also be obtained, when available, without charge, from S&T Bancorp’s website (http://www.stbancorp.com/), under the heading “Investor Relations” and on Integrity Bancshares, Inc.’s website, at (www.integritybankonline.com), under the heading “Investors”.

This news release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. In general, forward-looking statements usually use words such as “may,” “believe,” “expect,” “anticipate,” “intend,” “will,” “should,” “plan,” “estimate,” “predict,” “continue” and “potential” or the negative of these terms or other comparable terminology ,including statements related to the expected timing of the closing of the proposed merger and the expected returns and other benefits of the proposed merger to shareholders. Forward-looking statements represent management’s beliefs, based upon information available at the time the statements are made, with regard to the matters addressed; they are not guarantees of future performance. Forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time and could cause actual results or financial condition to differ materially from those expressed in or implied by such statements, and there can be no assurances that: the proposed merger will close when expected or the expected returns and other benefits of the proposed merger to shareholders will be achieved. Factors that could cause or contribute to such differences include, but are not limited to, the possibility that expected benefits may not materialize in the time frames expected or at all, or may be more costly to achieve; that the merger transaction may not be timely completed, if at all; that prior to completion of the merger transaction or thereafter, the parties’ respective businesses may not perform as expected due to transaction-related uncertainties or other factors; that the parties are unable to implement successful integration strategies; that the required regulatory, shareholder, or other closing conditions are not satisfied in a timely manner, or at all; reputational risks and the reaction of the parties’ customers to the merger transaction; diversion of management time to merger-related issues; and other factors and risk influences contained in the cautionary language included under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in S&T Bancorp’s Form 10-K for the fiscal year ended December 31, 2013 and other documents subsequently filed by S&T Bancorp with the SEC. Consequently, no forward-looking statement can be guaranteed. S&T Bancorp does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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